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                                                                     Exhibit 4.9

                                 CERTIFICATE OF
                                   CHANGE IN
                               AUTHORIZED CAPITAL
                                       OF
                            MGC COMMUNICATIONS, INC.
                               FILED PURSUANT TO
                             SECTION 78.209 OF THE
                            NEVADA REVISED STATUTES





We the undersigned, David S. Clark and Kent Heyman, of MGC Communications, Inc. (the "Company") do hereby certify:

      That the Board of Directors of said Company on April 3, 1998, adopted a resolution providing for the following:

      (a) The current number of authorized shares and par value of each class of stock in the Company before the change provided for in this Certificate are as follows:

            Common Stock - 100,000,000 shares authorized with a par value of
                  $.001 per share
            Preferred Stock - 50,000,000 shares authorized with a par value of
                  $.001 per share

      (b) The number of authorized shares and par value of the Company's Common Stock after the change provided for in this Certificate, are 60,000,000 shares authorized with a par value of $.001 per share. The Preferred Stock of the Company is unaffected by such change.

      (c) Prior to the change provided for in this Certificate, there were 15,309,400 shares of Common stock issued and outstanding. In connection with the change, 9,185,640 shares of Common Stock will be exchanged for the 15,309,400 shares theretofore outstanding.

      (d) Cash in the amount of $18.00 per share shall be paid to any stockholder otherwise entitled to a fraction of a share. The aggregate amount of fractional shares for which each payment will be made is less than 1/1000 of 1% of the outstanding shares of the Company.

      (e) Stockholder approval of this Certificate is not required.

      (f) The change provided for in this Certificate shall be effective on the date of filing of this Certificate.

      (g) The provisions in the Articles of Incorporation of the Company regarding the authorized number of shares of Common Stock shall be deemed amended as provided in this Certificate as of the effective date hereof.


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                                        MGC COMMUNICATIONS, INC.



                                        By:
                                           ------------------------------
                                           David S. Clark, Vice President




                                        Attest:
                                               -------------------------
                                               Kent F. Heyman, Secretary


                                        (CORPORATE SEAL)


State of Nevada

County of Clark


     On May 6, 1998, personally appeared before me, a Notary Public, David S. Clark and Kent F. Heyman who acknowledged that they executed the above instrument.



                                        -------------------------------
                                                 Notary Public












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